Exhibit 14.1

               Technology Research Corporation's Code of Conduct

INTRODUCTION

Technology Research Corporation's ("TRC") reputation depends on the conduct of its employees, officers and directors who have an obligation to TRC and its shareholders to act in a responsible, moral and ethical manner when representing TRC and conducting TRC business. This Code of Conduct covers a wide range of business practices and procedures and applies to TRC and its subsidiaries and contains guidelines that supplement all other TRC policies and procedures as exist from time to time, including the TRC Employee Handbook. This Code of Conduct does not cover every issue that may arise, but it sets out important principles that should guide all TRC employees. The Code of Conduct should also be provided to and followed by TRC's agents and representatives, including subcontractors, consultants and independent contractors and others
conducting business on behalf of TRC.   The purpose of the Code of Conduct is
to promote:

i) Honest and ethical conduct, including properly addressing actual or apparent conflicts of interest between personal and professional relationships;

ii) Compliance with applicable governmental laws and regulations;

iii) Full, fair, accurate, timely and understandable disclosure in TRC's annual and quarterly reports and in other public communications made by TRC; and

iv) Prompt internal reporting to an appropriate person or persons of violations of this Code of Conduct and underlying TRC policies and procedures and standards that are incorporated into this Code of Conduct.

COMPLIANCE with LAWS, RULES and REGULATIONS

TRC requires that all employees, officers and directors obey the laws, rules and regulations applicable to TRC in the cities, states and countries where TRC does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

CONFLICT of INTEREST

TRC employees, officers and directors have an obligation to conduct business in a manner that prevents actual or potential conflicts of interest between personal and professional relationships. TRC recognizes that investors are harmed when the real or apparent private interests of a director, officer or employee is in conflict with TRC's interests. An actual or potential conflict of interest occurs when an employee, officer or director is in a position to influence a decision that may result in a personal gain (kickback, bribe, substantial gift or special consideration) for the employee, a relative or close associate, or when someone receives improper personal benefits as a result of his or her position with TRC.

A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her duties objectively and effectively. If a TRC employee works simultaneously for a competitor, customer or supplier, a conflict of interest will likely be present. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on TRC's behalf. Conflict of interest situations may not always be clearly defined, so if you have a question you should consult with TRC's Compliance Officer. Any employee, officer or director who becomes aware of a conflict of interest or potential conflict of interest should bring it to the attention of a supervisor, manager or TRC's Compliance Officer.

GIFTS, GRATUITIES, BRIBES and KICKBACKS

No gifts or gratuities should be given to or accepted by TRC employees from a customer, vendor, dealer, supplier, the media, shareholders or any organization doing business with TRC which could, in any way, be construed as influencing or rewarding a particular course of action. Generally speaking, any gift or gratuity which has more than a nominal value or which is not related to a normal sales promotion should not be accepted or given. Relationships with suppliers must be based entirely on sound business decisions and fair dealings. In short, gifts and entertainment can create a "conflict of interest" that may harm the interests of TRC.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world. Any TRC employee or associate who pays or receives bribes or kickbacks will be immediately terminated and reported to the appropriate authorities.

CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the consent of the TRC Board of Directors. No employee may use corporate property, information or position for improper personal gain, and no employee may compete with TRC directly or indirectly.

TRC PROPERTY

All employees should endeavor to protect TRC's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on TRC's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. TRC equipment should not be used for non-TRC related business, though incidental personal use may be permitted.

The obligation of TRC employees to protect TRC's assets includes proprietary and/or confidential information. Confidential information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as marketing plans and strategies, engineering and manufacturing ideas, designs, data bases, salary information and any unpublished financial data and reports. The unauthorized release, use or distribution of this confidential information violates TRC policies.

PROTECTION OF TRC CLIENT OR VENDOR INFORMATION

You may not use or reveal TRC client or vendor confidential or proprietary information to others. In addition, you should take appropriate steps, including securing documents, limiting access to computers and electronic media and undertaking proper disposal methods to prevent unauthorized access to such information. Proprietary and confidential information includes business methods, pricing and marketing data, strategy, computer code, screens, experimental research or other confidential information received from TRC's current, former and prospective clients, vendors and associates.

COMPANY TRAVEL

When traveling at TRC's expense, employees, officers and directors are representatives of TRC and appropriate personal conduct is imperative at all times during such travel. This is applicable to both U.S. and international travel.

COMPETITION AND FAIR DEALING

TRC seeks to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is strictly prohibited. Each employee should endeavor to deal fairly with TRC's customers, suppliers, competitors and employees. No TRC employee should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice. Aggressive selling activities should not include misstatements, innuendo, or rumors about our competitors and their products and financial condition.

FULL, FAIR, ACCURATE AND TIMELY DISCLOSURE

TRC must always strive to retain the trust of our investors. Any disclosures that are made in any public reports provide essential information regarding TRC that is made available to U.S. securities exchanges and government regulators. In any reports and documents that TRC files with, or submits to, the Securities and Exchange Commission or any other governmental agency, and in our other public communications, TRC disclosures must be full, fair, accurate and timely.

INSIDER STOCK TRANSACTIONS

From time to time, TRC employees, officers and directors may have material inside information about TRC, either positive or negative, that is not publicly available. When this information becomes publicly available, it may have an immediate influence, up or down, on the price of TRC's stock. Directors, officers and employees are expected to comply fully with federal and state securities laws with respect to the disclosure of "material" corporate information and insider trading rules regarding TRC stock. These laws provide substantial civil and criminal penalties for individuals who fail to comply.
If an employee, officer or director benefits from a TRC stock transaction utilizing "inside information," that individual has violated the SEC's insider trading rules. Family members, friends or other personal associates receiving "material inside information" from an employee, officer or director are also subject to the same insider trading rules.

Information that reasonably can be expected to affect the market value of TRC stock or to influence investor decisions regarding TRC stock is considered "material". This information could include the procurement or loss of a major contract, potential merger, sale or acquisition transaction, financial and key business data, earnings statements and forecasts, changes in management, significant litigation matters or gain or loss of a substantial customer or supplier. If you have a question about compliance with these insider trading laws, you should contact the TRC Compliance Officer.

RELATIONS with GOVERNMENT EMPLOYEES

TRC employees or representatives must always exercise good judgment in relationships with officials or employees of federal, state or local governments to avoid any conduct which could be in any way construed as influence or rewarding an improper course of action by any employee of federal, state or local government or any agent or department thereof. Bribery and Graft - TRC employees or representatives shall not offer or furnish anything of value to any government employee in return for such an employee performing or refraining from performing an official act. Specifically, the Foreign Corrupt Practices Act generally makes it unlawful to give anything of value to foreign government officials, foreign political parties, party officials, or candidates for public office for the purpose of obtaining, or retaining, business for TRC. Gratuities - TRC employees or representatives shall not offer or furnish any gifts, gratuity, favor, entertainment, loan or anything of value, either directly or indirectly, to any employee of an agency or department of any federal, state or local government with which TRC is engaged, or endeavoring to engage, in procurement activities or business or financial transactions of any sort. Family members of government employees are viewed in the same light as government employees.

DRUG and ALCOHOL ABUSE

TRC has a zero tolerance Drug and Alcohol Abuse policy. A summary of this policy is contained in the Employee Handbook, and the entire policy is available for review in TRC's Human Resources Department.

EQUAL EMPLOYMENT OPPORTUNITY

TRC affords equal opportunity to all qualified persons and does so without regard to race, religion, age, sex, national origin, ancestry, disability, marital status, veteran status or any other legally protected status in accordance with applicable local, state, and federal laws. TRC also reasonably accommodates individuals with disabilities and those with bona fide religious beliefs.

IMMIGRATION LAW COMPLIANCE

TRC complies with the Immigration Reform and Control Act of 1986 and is committed to employing in the United States only United States citizens and aliens who are authorized to work in the United States.

NON-HARASSMENT POLICY

TRC is committed to maintaining a work environment that is free of discrimination. In keeping with this commitment, TRC will not tolerate harassment of TRC employees by anyone, including any supervisor, manager, co-worker, vendor, client, contractor, customer or other regular visitors of TRC. Harassment consists of unwelcome conduct, whether verbal, physical, or visual, that is based upon a person's protected status, such as sex, color, race, ancestry, national origin, age, disability, veteran status or other legally protected group status. More specifically, sexual harassment will not be tolerated.

ENVIRONMENTAL HEALTH and SAFETY

TRC strives to protect the environment and the health and safety of its employees and will ensure such protection through full compliance with all applicable environmental laws and regulations. Each employee has the responsibility for maintaining a healthy and safe workplace for all employees by following safety and health rules and practices and reporting accident, injuries and unsafe equipment, practices or conditions.

FINANCIAL INTEGRITY - ACCURACY of BOOKS and PUBLIC REPORTS

Employees, officers and directors must honestly and accurately report all business transactions and be responsible for accuracy of TRC records and reports. TRC documents a wide range of its activities. The integrity of these records are used to make important business decisions and must be maintained at all times. It is essential that TRC records are accurate and complete. This Code of Conduct prohibits the preparation of false or misleading documentation regarding both the amount or purpose of TRC related transactions. These actions include, for example, reports relating to financial data, booking costs, time sheets, payroll and benefits records, expense reports, performance and sales records.

All TRC books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transaction they record. The financial statements of TRC are required to conform to generally accepted accounting policies and TRC's accounting policies. No undisclosed or unrecorded account or fund may be established for
any purpose.   No false or misleading entries may be made in TRC's books or records for any reason, and no disbursements of corporate funds or other corporate property made without adequate supporting documentation.

It is the policy of TRC to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications. Falsification of any TRC, client or third-party record is prohibited.

There should be no undocumented or improperly approved side agreements with vendors or customers. For example, if a customer's obligation to pay is contingent, that contingency should be set forth in writing. Any supplemental agreements to a written contract should be referenced in the contract.

The use of TRC funds or assets for any unethical purpose is prohibited. No documents may be altered or signed by those lacking proper authority. No payment on behalf of TRC shall be made or approved with the understanding that it will be used, or might be used, for something other than the stated purpose. TRC's financial books, records and statements shall properly document all assets and liabilities, accurately reflect all transactions and shall be retained in accordance with TRC's record retention policies and all applicable laws and regulations.

Employees, officers and directors should report any concerns regarding questionable accounting or auditing matters to the Audit Committee Chairman.

RETENTION OF BUSINESS RECORDS

TRC business records must be maintained for the periods specified by TRC's record retention policy. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other regulatory information request be discarded or destroyed, regardless of the period specified in TRC's record retention policy. In addition, you may never destroy, alter or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence another person.

COMPLIANCE with the CODE of CONDUCT

All employees, officers and directors have a responsibility to understand and follow the Code of Conduct. A violation of this Code of Conduct may result in appropriate disciplinary action, including the possible termination of employment.

REPORTING SUSPECTED NON-COMPLIANCE

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code of Conduct. Any employee, officer or director who knows or believes that any other employee, officer, director or representative of TRC has engaged or is engaging in TRC-related conduct that violates applicable law or this Code of Conduct should report such information to his or her supervisor or to TRC's Compliance Officer.

You may report such conduct openly or anonymously without fear of "retaliation." TRC will not discipline, discriminate against or retaliate against any employee who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct. TRC will not allow retaliation against any employee that raises a concern, seeks advice, or reports misconduct that may violate this Code of Conduct. Individuals engaging in retaliatory conduct will be subject to disciplinary action, which may include termination of employment. If you suspect that you or someone you know has been retaliated against for raising a compliance, ethics or integrity issue under this Code of Conduct, you should immediately contact the TRC Compliance Officer or contact the Ethics Hotline maintained by TRC or other reporting channel established under this Code of Conduct. Any supervisor who receives a report of a violation of the Code of Conduct or alleged violations that are addressed to TRC's Human Resources Department must immediately inform the TRC Compliance Officer.

This Code of Conduct is not all encompassing and questions about situations or transactions that are not specifically addressed in the Code of Conduct should be addressed to the TRC Compliance Officer or your supervisor. Questions or information concerning possible violations of this Code of Conduct may be provided anonymously. Reports of possible violations of financial or accounting policies, including details and relevant documents, may be sent (anonymously if you wish) to the Chairman of the Audit Committee, TRC Board of Directors, P. O. Box 17469, Clearwater, Florida 34622. Your calls, detailed notes and/or emails will be dealt with confidentially. Shortly, the Company will implement a toll free Ethics Hot Line call center for reporting alleged violations (anonymously if you wish) of the Code of Conduct. It will include a Web based reporting system as an option. The call center is an independent organization utilizing skilled interviewers.

Reports of other violations of the Code of Conduct may be sent (anonymously if you wish) to the TRC Compliance Officer, George Pressly, 5250 140th Avenue North, Clearwater, Florida 33760. Your calls, detailed notes, conversations and/or emails will be dealt with confidentially.

PROCESSING of COMPLIANCE COMPLAINTS

It is strongly recommended that all alleged violations be reported to your supervisor, and matters involving Human Resource issues should continue to be
reported to the TRC Human Resource Department for resolution.   It is
preferable that alleged violations be reported in writing.

Reported alleged violations involving financial integrity or accounting policies will be investigated by the Chairman of the Audit Committee of the Board of Directors. Other reported violations will be investigated by Human Resources or the appropriate department under the guidance of TRC's Compliance Officer. All reports are taken seriously. Each allegation is investigated and, if substantiated, resolved through appropriate corrective action and/or discipline. If an individual reporting a complaint or providing information chooses to identify him or herself, he or she will be provided with feedback when the Compliance Officer completes his review.

The Compliance Officer and TRC, to the extent practical and possible, will not disclose the identity of the person reporting a violation or who participates in the investigation. Employees should be aware that the Compliance Officer, and those assisting in the investigation, are obligated to act in the best interest of TRC, and do not act as personal representatives or lawyers for the employees, officers or directors.

DISSEMINATION and AMENDMENT

This Code of Conduct shall be distributed to each new employee, officer and director of TRC upon commencement of his or her employment or other relationship with TRC and shall also be distributed annually to each employee, officer and director of TRC. Each employee, officer and director shall certify that he or she has received, read and understands the Code of Conduct and has and will comply with its terms.

TRC reserves the right to amend or alter this Code of Conduct at any time for
any reason.   The most current version will be found on TRC's website at
www.trci.net and in TRC's corporate files.

WAIVERS of the CODE of CONDUCT

Any waiver of this Code of Conduct for employees, officers or directors may be made only by the Audit Committee of the Board of Directors. Such waivers are expected to be rare and will be promptly disclosed as required by law or stock exchange regulation.

NO CONTRACT of EMPLOYMENT

This Code of Conduct does not create any contractual rights of any kind between TRC and its employees or between TRC and third parties.